UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 16, 2017

TRITON INTERNATIONAL LIMITED
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Bermuda	001-37827	98-1276572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 Victoria Street Hamilton HM12, Bermuda
(Address of Principal Executive Offices, including Zip Code)

Telephone: (441) 295-2287
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
On June 16, 2017, Triton Container International Limited (“TCIL”), a wholly-owned direct subsidiary of Triton International Limited, entered into an amendment (the “June 2017 Amendment”) among TCIL and various lenders including Bank of America, N.A., as administrative agent, with respect to the Credit Agreement, dated as of April 15, 2016 (the “TCIL Credit Agreement”). The June 2017 Amendment amended the TCIL Credit Agreement to, among other things, increase the revolving credit limit from $600 million to $1.025 billion and change the maturity from April 15, 2021 to June 16, 2022. The obligations under the TCIL Credit Agreement are secured by substantially all of the assets of TCIL. As of June 16, 2017, the interest rate under the TCIL Credit Agreement is LIBOR plus 2.00% and the advance rate is 83.33%, subject to certain exceptions. The margin applicable to borrowings is determined by the credit rating from Standard & Poor’s. The transaction documents contain customary affirmative and negative covenants, financial covenants, representations and warranties, and events of default, which are subject to various exceptions and qualifications. TCIL will use the proceeds of borrowings under the TCIL Credit Agreement to refinance existing indebtedness, to purchase additional container equipment and for general corporate purposes. The foregoing description is qualified in its entirety by reference to the agreements as attached hereto as Exhibit 10.1, Exhibit 10.2, and Exhibit 10.3 and incorporated by reference herein.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triton International Limited

Dated: June 22, 2017	By:	/s/ John Burns
	Name:	John Burns
	Title:	Chief Financial Officer